Amendment
to Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and OppenheimerFunds, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and OppenheimerFunds, Inc., a Colorado Corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended May 30, 2013 and June 4, 2014 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (“Funds”) of JNL Series Trust (“Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and the Sub-Adviser have agreed to reduce the sub-advisory fees for the JNL/Oppenheimer Global Growth Fund as set forth on Schedule B, and, in connection with said reductions, Schedule B to the Agreement must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2015, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 5th day of January 2015, effective January 1, 2015.

Jackson National Asset Management, LLC		OppenheimerFunds, Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Lamar Kunes
Name:	Mark D. Nerud	Name:	Lamar Kunes
Title:	President and CEO	Title:	SVP

Schedule B
Dated January 1, 2015
(Compensation)

JNL/Oppenheimer Global Growth Fund
Average Daily Net Assets	Annual Rate
$0 to $350 Million	0.35%
$350 Million to $800 Million	0.30%
$800 Million to $1 Billion	0.25%
Amounts over $1 Billion	0.23%

 B-1